Exhibit 10.1

[Director Name]
c/o Apollo Global Management, Inc.
9 West 57th Street
New York, NY 10019
Dear [Director Name],
As previously discussed, attached hereto as Annex A is a summary of the terms (the “Term Sheet”) in connection with your service as lead independent director of Apollo Global Management, Inc. This letter memorializes our agreement that this letter and the Term Sheet constitute a binding commitment on both parties. If you are in agreement with the foregoing, please so indicate by signing this letter where indicated below.

Very truly yours,
APOLLO GLOBAL MANAGEMENT, INC.
By:    ________________________________
Name:
Title:
Agreed to and accepted:
________________________________
[Director Name]
Dated [XX-XX-XXXX]

Annex A
Summary of Terms for Lead Independent Director

Parties:	Company: Apollo Global Management, Inc., a Delaware corporation (the “Company”); and
Director: [Director Name] (the “Lead Independent Director”).
Term:	The Lead Independent Director shall hold office effective [________], until such time that such director’s successor is duly elected and qualified, or until such Lead Independent Director’s death, resignation or removal from office.
Fees and Expenses:	The Lead Independent Director shall be compensated, and be reimbursed for expenses, in accordance with the Company’s practices for non-executive directors as in effect from time to time.
As Lead Independent Director, the director shall also serve ex officio on any committee of the Board for which the Lead Independent Director is not a member and the director will receive no additional compensation for such role.
The Company shall also provide administrative assistance and office space to the Lead Independent Director as shall reasonably be necessary in the performance of the Lead Independent Director’s duties under this letter.
Duties, Time and Commitment:	Lead Independent Director will have the responsibilities outlined in the Company’s Corporate Governance Guidelines and Stockholders Agreement.
Shall use reasonable best efforts to attend all convened meetings of the Board and, if requested by the Board or the Company’s management team, meetings of the stockholders of the Company.
Duties of committee members will be as set forth in the committee charters.
During the continuance of the Lead Independent Director’s appointment, the Lead Independent Director will be expected to:

(i) faithfully, efficiently, competently and diligently perform the Lead Independent Director’s duties and exercise such powers as are appropriate to the director’s role as a non-executive director;
(ii) in so far as reasonably possible, attend all meetings of the Board and of any committees of the Board of which the Lead Independent Director is a member;
(iii) promptly declare, so far as the Lead Independent Director is aware, the nature of any interest, whether direct or indirect, in any contract or proposed contract entered into by the Company or any of its affiliates;
(iv) comply with all reasonable requests, instructions and regulations made or given by the Board (or by any duly authorized committee thereof) and give to the Board such explanations, information and assistance as the Board may reasonably require;
(v) act in the best interests of the Company; and
(vi) use commercially reasonable efforts to promote and extend the interests and reputation of the Company, including assisting the Board in relation to public and corporate affairs and bringing to bear for the benefit of the Board the Lead Independent Director’s particular knowledge and experience.
Since the Lead Independent Director is to be classified as an independent director at the time of the Lead Independent Director’s appointment, the Lead Independent Director shall promptly inform the Board of any circumstances that would likely affect such independent status.
The Lead Independent Director shall inform the Board prior to the Lead Independent Director’s appointment of any personal interests which may conflict with the Company and its business.

Fiduciary Obligations:	The Company is governed by Delaware law.
The structure, practices and committees of the Board, including matters relating to the size, independence and composition of the Board, the election and removal of directors, requirements relating to Board action, the powers delegated to Board committees and the appointment of executive officers, are governed by the Company’s certificate of incorporation and bylaws.
Confidential Information:	The Lead Independent Director agrees that both during and after the Lead Independent Director’s time as a director of the Company, the Lead Independent Director will not use for the Lead Independent Director’s own, or for another’s benefit, or disclose or permit the disclosure of any confidential information relating to the Company, including without limitation any information about the deliberations of the Board.
The restriction shall cease to apply to any confidential information which may (other than by reason of the Lead Independent Director’s breach of these terms) become available to the public generally.
The Lead Independent Director also agrees during the Lead Independent Director’s appointment that the Lead Independent Director will not, other than for the benefit of the Company and in connection with the Lead Independent Director’s service as a director, make any notes, memoranda, electronic records, tape records, films, photographs, plans, drawings or any form of record relating to any matter within the scope of the business or concerning the dealings or affairs of the Company and will return any such items at any time at the request of the Board.

The Lead Independent Director confirms that the Lead Independent Director has notified the Board in writing of all other directorships, appointments and interests, including any directorship, appointment or interest in a company, business or undertaking which competes or is likely to compete with the Company or which could otherwise potentially give rise to a conflict with the Lead Independent Director’s duties with the Company (a “Competing Interest”).

The Lead Independent Director undertakes that during the term of the Lead Independent Director’s appointment, the Lead Independent Director will promptly disclose to the Board in writing any new directorship, appointment or interest.
Indemnification:
The certificate of incorporation of the Company provides that the Company shall indemnify the Lead Independent Director as it pertains to the Lead Independent Director’s service on the board, as set forth in the certificate of incorporation.
Additionally, concurrently with the Lead Independent Director’s appointment, the Company shall enter into a customary indemnification agreement with the Lead Independent Director.

Insurance:	The Company has an insurance policy under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under the policy in their respective capacities as directors or officers of the Company, including certain liabilities under securities laws.
Investment in Apollo Funds:	The Lead Independent Director’s service will not prohibit the Lead Independent Director from investing in funds or other investments managed by the Company and its subsidiaries, as may be offered from time to time by the Company and in accordance with Company policy.
Miscellaneous:	This letter does not create the relationship of employee and employer between the Lead Independent Director and the Company.

This letter constitutes the entire agreement between the Lead Independent Director and the Company with respect to the subject matter hereof and supersedes any prior agreement or understanding among or between them with respect to such subject matter.

Governing Law and Jurisdiction:	This appointment and the terms hereunder are governed under the laws of Delaware. The Delaware courts have non-exclusive jurisdiction to settle any dispute and the parties submit to the non-exclusive jurisdiction of the Delaware courts.
Notices:	Any notice to be given under the terms of this letter shall, in the case of notice to the Company, be deemed to be given if left at or sent by first class post or facsimile transmission (in each case, addressed to the secretary) to 9 West 57th Street, 42nd Floor, New York, NY, 10019 or by e-mail to the secretary sent to [____________], or in the case of notice to the Lead Independent Director, if handed to such Lead Independent Director personally or left at or sent by first class post or facsimile transmission to such Lead Independent Director’s last-known address or by e-mail to such Lead Independent Director’s last-known e-mail address. Any such notice shall be deemed to be given at the time of its delivery or dispatch by facsimile transmission or e-mail or on the next following weekday (not being a public holiday) after it was posted.

Appendix

The Company’s current practices for non-executive lead independent director compensation and expense reimbursement include the following:
Fees and Expenses:	The Lead Independent Director shall be compensated, and be reimbursed for expenses, in accordance with the Company’s practices for non-executive directors as in effect from time to time.
$150,000 per year.
In addition, the Lead Independent Director shall receive an additional $100,000 per year for serving as Lead Independent Director.
Additional $25,000 per year for each committee of the Board (including any committees of the Board established in the future) on which you serve as a member.
Additional $25,000 per year for each committee of the Board (including any committees of the Board established in the future) on which you serve as Chairperson.
The Company shall reimburse to the Lead Independent Director all travel expenses reasonably incurred by such director in the proper performance of the director’s obligations under this letter, provided that the director supplies receipts or other evidence of such expenditures.
The Lead Independent Director’s expenses may include legal fees if it is necessary in the furtherance of the Lead Independent Director’s duties for the Lead Independent Director to seek independent legal advice (provided that allegations of gross negligence or willful misconduct have not been finally determined against the Lead Independent Director), subject to the Lead Independent Director having first notified the Board. Any such payment by the Company is subject to any applicable restriction under Delaware law.

Appendix

Equity Grant:
Welcome grant – $250,000 in Restricted Share Units (“RSUs”) of the Company, subject to vesting in the following year at the same time as awards vest for other directors, to be granted on the first date following the Lead Independent Director’s appointment to the Board when the Company normally makes equity-based grants to employees.

Annual grants if the Lead Independent Director has fully vested in the Lead Independent Director’s initial grant of $250,000 in RSUs of the Company, subject to 1-year vesting, to be granted on the date when the Company normally makes equity-based grants to other directors.
All shares issued by the Company to the Lead Independent Director as compensation for services as a director, including the initial grant described above and any shares issued in respect of subsequent RSU grants made as compensation for services as a director, shall be subject to the Company’s director stock ownership guidelines. The Lead Independent Director shall no longer be subject to such ownership requirement effective upon termination of service as a director.
Director Deferral Program:
Beginning with compensation for the first full year of service as a director, the Lead Independent Director is eligible to participate in the Company’s Non-Employee Director Elective Deferral Plan (the “Deferral Equity Plan”). Under the Deferral Equity Plan, directors may elect to defer, in the form of deferred delivery RSUs (“DSUs”), the (i) delivery of shares associated with RSU grants and/or (ii) receipt of the director’s annual cash retainer fees (such cash retainer DSUs would vest, subject to the director’s continued service, in quarterly installments), in each case, so that the shares are delivered to the director as soon as administratively practicable after the director’s separation from service with the Company.